Exhibit 10.15

EXECUTION COPY

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BETWEEN NEW HAMPSHIRE THRIFT BANCSHARES, INC.

AND STEPHEN W. ENSIGN

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is made effective as of July 18th, 2000 (the “Effective Date”), by and between NEW HAMPSHIRE THRIFT BANCSHARES, INC. (the “Company”) and STEPHEN W. ENSIGN (the “Executive”). Any reference to the “Bank” herein shall mean Lake Sunapee Bank, FSB, a wholly-owned subsidiary of the Company, or any successor thereto.

WHEREAS, the Company, the Bank and the Executive entered into an Employment Agreement dated as of August 2, 1994 (“Prior Employment Agreement”) pursuant to which the Executive has served as President and Chief Executive Officer of the Company and the Bank; and

WHEREAS, the Company desires to continue to assure for itself and for the Bank the continued availability of the Executive’s services and the ability of the Executive to perform such services with a minimum of personal distractions in the event of a pending or threatened Change of Control (as herein defined); and

WHEREAS, the Executive is willing to continue to serve in the employ of the Company and the Bank on such basis; and

WHEREAS, the Company and the Executive each hereby agree that in order to achieve the foregoing objectives it is necessary to amend and restate the terms and conditions of the Prior Employment Agreement, as set forth herein, and for the Bank and the Executive to enter into a separate amended and restated employment agreement;

Now, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the Company and the Executive hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.

(a) During the period of his employment hereunder, Executive agrees to serve as President and Chief Executive Officer of the Company. During said period, Executive also agrees to serve, if elected, as a director of the Company, the Bank and/or as an officer and director of any subsidiary or affiliate of the Company.

(b) Executive also agrees that, during the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, he shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Company; provided, however, that, with the approval of the Board of Directors of the Company (“Board”), as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations which, in the Board’s judgment, will not present any conflict of interest with the Company, or materially affect the performance of Executive’s duties pursuant to this Agreement.

2.	EMPLOYMENT TERMS AND EXTENSIONS.

(a) The terms and conditions of this Agreement shall be and remain in effect during the period of employment established under this Section 2 (“Employment Period”). The Employment Period shall be for an initial term of five (5) years beginning on the Effective Date and ending on the fifth (5th) anniversary date of the Effective Date (each, an “Anniversary Date”), plus such extensions, if any, as are provided pursuant to Section 2(b).

(b) Except as provided in Section 2(c), beginning on the Effective Date, the Employment Period shall automatically be extended for one (1) additional day each day, unless either the Company or Executive elects not to extend the Agreement further by giving written notice to the other party, in which case the Employment Period shall end on the fifth (5th) anniversary of the date on which such written notice is given. For all purposes of this Agreement, the term “Remaining Unexpired Employment Period” as of any date shall mean the period beginning on such date and ending on: (i) if a notice of non-extension has been given in accordance with this Section 2(b), the fifth (5th) anniversary of the date on which such notice is given; and (ii) in all other cases, the fifth (5th) anniversary of the date as of which the Remaining Unexpired Employment Period is being determined. Upon termination of Executive’s employment with the Company for any reason whatsoever, any daily extensions provided pursuant to this Section 2(b), if not previously discontinued, shall automatically cease.

(c) Nothing in this Agreement shall be deemed to prohibit the Company at any time from terminating Executive’s employment during the Employment Period with or without notice for any reason; provided, however, that the relative rights and obligations of the Company and Executive in the event of any such termination shall be determined under this Agreement.

3.	COMPENSATION AND REIMBURSEMENT.

(a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 1. The Company shall pay Executive as compensation an initial base salary of $185,000 per year (“Base Salary”). Such Base Salary shall be payable bi-weekly. During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than one year from the date of this Agreement. Such review shall be conducted by a Committee designated by the Board, and the Board may increase Executive’s Base Salary. In addition to the Base Salary provided in this Section 3(a), the Company shall provide Executive, at no cost to him, with all such other benefits as are provided uniformly to permanent full-time employees of the Company and its affiliates.

(b) The Company will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Company will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder. Without limiting the generality of the foregoing provisions of this subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans including, but not limited to, retirement plans, supplemental retirement plans, pension plans, profit-sharing plans, health and accident plan, medical coverage or any other employee benefit plan or arrangement made available by the Company or the Bank in the future to its senior executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan, or pursuant to any arrangement of the Company or the Bank, in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

(c) In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Company shall pay or reimburse Executive for all reasonable travel and other obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine.

(d) During the term of this Agreement, the Company shall make annual contributions to the separate grantor trust established for the New Hampshire Thrift Bancshares, Inc. Supplemental Executive Retirement Plan (“SERP”) for purposes of accumulating the assets necessary to fund the benefits payable to the Executive under the terms of such Plan.

4.	PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

(a) Upon the occurrence of an Event of Termination (as herein defined) during the Executive’s term of employment under this Agreement, the provisions of this Section shall apply. As used in this Agreement, an "Event of Termination" shall mean and include any one or more of the following:

(i) the termination by the Company of Executive’s full-time employment hereunder for any reason other than for “Disability” as defined in Section 7(a) hereof; death; “Retirement” as defined in Section 8 hereof; or “Termination for Cause” as defined in Section 9 hereof;

(ii) Executive’s resignation from the Company’s employ upon (A) unless consented to by the Executive, a material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above (any such material change shall be deemed a continuing breach of this Agreement), (B) a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to the Executive from those being provided as of the effective date of this Agreement, (C) the liquidation or dissolution of the Company or the Bank, or (D) any breach of this Agreement by the Company. Upon the occurrence of any event described in clauses (A), (B), (C), or (D), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within a reasonable period of time not to exceed, except in case of a continuing breach, four calendar months after the event giving rise to said right to elect; or

(iii) the termination of the Executive’s full-time employment pursuant to Section 5(b) following a “Change of Control” as defined in Section 5(a) hereof.

(b) Upon the termination of Executive’s employment with the Company under circumstances described in Section 4(a) of this Agreement, the Company shall pay and provide to Executive (or, in the event of his death, to his estate):

(i) the portion, if any, of the compensation earned by the Executive through the date of the termination of his employment with the Company which remains unpaid as of such date, such payment to be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the Executive’s termination of employment;

(ii) the benefits, if any, to which he is entitled as a former employee under the employee benefit plans and programs and compensation plans and programs maintained by the Company and the Bank for their officers and employees;

(iii) continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits, in addition to that provided pursuant to Section 4(b)(ii), and after taking into account the coverage provided by any subsequent employer, if and to the extent necessary to provide for Executive, for the Remaining Unexpired Employment Period, coverage equivalent to the coverage to which he would have been entitled under such plans (as in effect on the date of his termination of employment, or, if his termination of employment occurs after a Change of Control, on the date of such Change of Control, whichever benefits are greater), if he had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Company;

(iv) within thirty (30) days following his termination of employment with the Company, a lump sum payment, in an amount equal to the present value of the salary that Executive would have earned if he had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Company, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986 (“Code”), compounded using the compounding period corresponding to the Company’s regular payroll periods for its officers, such lump sum to be paid in lieu of all other payments of salary provided for under this Agreement in respect of the period following any such termination;

(v) within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the excess, if any, of:

(A) the present value of the aggregate benefits to which he would be entitled under any and all qualified and non-qualified defined benefit pension plans maintained by, or covering employees of, the Company or the Bank, if he were 100% vested thereunder and had continued working for the Company during the Remaining Unexpired Employment Period, such benefits to be determined as of the date of termination of employment by adding to the service actually recognized under such plans an additional period equal to the Remaining Unexpired Employment Period and by adding to the compensation recognized under such plans for the year in which termination of employment occurs all amounts payable under Sections 4(b)(i), (iv), (vii), (viii) and (ix); over

(B) the present value of the benefits to which he is actually entitled under such defined benefit pension plans as of the date of his termination;

where such present values are to be determined using the mortality tables prescribed under section 415(b)(2)(E)(v) of the Code and a discount rate, compounded monthly equal to the annualized rate of interest prescribed by the Pension Benefit Guaranty Corporation for the valuation of immediate annuities payable under terminating single-employer defined benefit plans for the month in which Executive’s termination of employment occurs (“Applicable PBGC Rate”);

(vi) within thirty (30) days following his termination of employment with the Company, a lump sum payment in an amount equal to the present value of the additional employer contributions (or if greater in the case of a leveraged employee stock ownership plan or similar arrangement, the additional assets allocable to him through debt service, based on the fair market value of such assets at termination of employment) to which he would have been entitled under any and all qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Company or the Bank, including, but not limited to, the Company’s SERF, as if the Executive were 100% vested thereunder and had continued working for the Company during the Remaining Unexpired Employment Period at the highest annual rate of compensation achieved during that portion of the Employment Period which is prior to the Executive’s termination of employment with the Company, and making the maximum amount of employee contributions, if any, required under such plan or plans, such present value to be determined on the basis of a discount rate, compounded using the compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan, equal to the Applicable PBGC Rate;

(vii) within thirty (30) days following his termination of employment with the Company, the payments that would have been made to Executive under any cash bonus or long-term or short-term cash incentive compensation plan maintained by, or covering employees of, the Company or the Bank if he had continued working for the Company during the Remaining Unexpired Employment Period and had earned the maximum bonus or incentive award in each calendar year that ends during the Remaining Unexpired Employment Period, such payments to be equal to the product of:

(A) the maximum percentage rate at which an award was ever available to Executive under such incentive compensation plan; multiplied by

(B) the salary that would have been paid to Executive during each such calendar year at the highest annual rate of salary achieved during that portion of the Employment Period which is prior to Executive’s termination of employment with the Company;

(viii) at the election of the Company made within thirty (30) days following the Executive’s termination of employment with the Company, upon the surrender of options or appreciation rights issued to Executive under any stock option and appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(A) the excess of (I) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment, over (II) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(B) the number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this Section 4(b)(viii), Executive shall be deemed fully vested in all options and appreciation rights under any stock option or appreciation rights plan or program maintained by, or covering employees of, the Company or the Bank, even if he is not vested under such plan or program; and

(ix) at the election of the Company made within thirty (30) days following Executive’s termination of employment with the Company, upon the surrender of any shares awarded to Executive under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, a lump sum payment in an amount equal to the product of:

(A) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the date of Executive’s termination of employment; multiplied by

(B) the number of shares which are being surrendered.

For purposes of this Section 4(b)(ix), Executive shall be deemed fully vested in all shares awarded under any restricted stock plan maintained by, or covering employees of, the Company or the Bank, even if he is not vested under such plan.

The Company and Executive hereby stipulate that the damages which may be incurred by Executive following any such termination of employment are not capable of accurate measurement as of the date first above written and that the payments and benefits contemplated by this Section 4(b) constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to Executive’s efforts, if any, to mitigate damages. The Company and Executive further agree that the Company may condition the payments and benefits (if any) due under Sections 4(b)(iii), (iv), (v), (vi) and (vii) on the receipt of Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them.

5.	CHANGE OF CONTROL.

(a) No benefit shall be payable under this Section 5 unless there shall have occurred a Change of Control of the Company, as set forth below. For purposes of this Agreement, a “Change of Control” of the Company shall mean an event of a nature that: (i) it would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) it results in a Change of Control of the Bank within the meaning of the Home Owners’ Loan Act of 1933, the Change in Bank Control Act, and the Savings and Loan Holding Company Act and the Rules and Regulations promulgated by the Office of Thrift Supervision (“OTS”), as in effect on the date hereof (provided that in applying the definition of change of control as set forth in the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation, such a Change of Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the Company’s outstanding securities except for any securities purchased by the Company’s employee stock ownership plan and trust; or (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Company or similar transaction in which the Company is not the resulting entity occurs. Notwithstanding the foregoing, a “Change of Control” shall apply if any of the events listed in Sections (A) through (C) occur with respect to the Bank.

(b) If any of the events described in Section 5(a) hereof constituting a Change of Control have occurred or the Board has determined that a Change of Control has occurred, Executive shall be entitled to the benefits provided in Section 4(b) upon the Executive’s subsequent termination of employment with the Company, whether voluntary or otherwise, for any reason following the effective date of the Change of Control, unless the Executive’s termination of employment is the result of his “Disability” as defined in Section 7(a) hereof; death; “Retirement” as defined in Section 8 hereof; or “Termination for Cause” as defined in Section 9 hereof.

6.	CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

(a) This Section 6 shall apply if Executive’s employment is terminated upon or following (i) a Change of Control (as defined in Section 5(a) of this Agreement); or (ii) a change “in the ownership or effective control” of the Company or the Bank or “in the ownership of a substantial portion of the assets” of the Company or the Bank within the meaning of section 280G of the Code. If this Section 6 applies, then, if for any taxable year, Executive shall be liable for the payment of an excise tax under section 4999 of the Code with respect to any payment in the nature of compensation made by the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank to (or for the benefit of) Executive, it shall be the sole obligation and responsibility of the Company to pay to Executive an amount equal to X, determined under the following formula:

X	=	E x P

1 – [(FI x (1 – SLI)) + SLI + E + M]

where

E	=	the rate at which the excise tax is assessed under section 4999 of the Code;

P	=	the amount with respect to which such excise tax is assessed, determined without regard to this Section 6;

FI	=	the highest marginal rate of income tax applicable to Executive under the Code for the taxable year in question;

SLI	=	the sum of the highest marginal rates of income tax applicable to Executive under all applicable state and local laws for the taxable year in question; and

M	=	the highest marginal rate of Medicare tax applicable to Executive under the Code for the taxable year in question.

With respect to any payment in the nature of compensation that is made to (or for the benefit of) Executive under the terms of this Agreement, or otherwise, and on which an excise tax under section 4999 of the Code will be assessed, the payment determined under this Section 6(a) shall be made to Executive on the earlier of (i) the date the Company, the Bank or any direct or indirect subsidiary or affiliate of the Company or the Bank is required to withhold such tax, or (ii) the date the tax is required to be paid by Executive.

(b) Notwithstanding anything in this Section 6 to the contrary, in the event that Executive’s liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in Section 6(a), Executive or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 6(a), when increased by the amount of the payment made to Executive under this Section 6(b) by the

Company, or when reduced by the amount of the payment made to the Company under this Section 6(b) by Executive, equals the amount that should have properly been paid to Executive under Section 6(a). The interest paid under this Section 6(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to Executive under this Section 6, Executive shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

7.	TERMINATION FOR DISABILITY.

(a) If, as a result of Executive’s incapacity due to physical or mental illness, he shall have been absent from his duties with the Company on a full-time basis for three (3) consecutive months, and within thirty (30) days after written notice of potential termination is given, he shall not have returned to the full-time performance of his duties, the Company may terminate Executive’s employment for “Disability.”

(b) The Company will pay Executive, as disability pay, a bi-weekly payment equal to three-quarters (3/4) of Executive’s bi-weekly rate of Base Salary on the effective date of such termination. These disability payments shall commence on the effective date of Executive’s termination and will end on the earlier of (i) the date Executive returns to the full-time employment of the Company in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive’s full-time employment by another employer, (iii) Executive attaining the age of 65; (iv) Executive’s death; or (v) the expiration of the term of this Agreement. The disability pay shall be reduced by the amount, if any, paid to the Executive under any plan of the Company providing disability benefits to the Executive.

(c) The Company will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Company for Executive prior to his termination for Disability. This coverage and payments shall cease upon the earlier of (i) the date Executive returns to the full-time employment of the Company, in the same capacity as he was employed prior to his termination for Disability and pursuant to an employment agreement between Executive and the Company; (ii) Executive’s full-time employment by another employer; (iii) Executive’s attaining the age of 65; (iv) the Executive’s death; or (v) the expiration of the term of this Agreement.

(d) Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

8.	TERMINATION UPON RETIREMENT; DEATH OF THE EXECUTIVE.

Termination by the Company of the Executive based on “Retirement” shall mean retirement at age 65 or in accordance with any retirement arrangement established with Executive’s consent with respect to him Upon termination of Executive upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Company and other plans to which Executive is a party. Upon the death of the Executive during the term of this Agreement, the Company shall pay to the Executive’s estate the compensation due to the Executive for a period of one year following the last day of the calendar month in which his death occurred.

9.	TERMINATION FOR CAUSE.

The term “Termination for Cause” shall mean termination upon intentional failure to perform stated duties, personal dishonesty which results in loss to the Company or one of its affiliates, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order concerning conduct which results in substantial loss to the Company or one of its affiliates, or any material breach of this Agreement. For purposes of this Section, no act, or the failure to act, on Executive’s part shall be “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company or its affiliates. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the reasons thereof. The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unvested stock options granted to Executive under any stock option plan or any unvested awards granted under any other stock benefit plan of the Company or any subsidiary or affiliate thereof, shall become null and void effective upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 11 hereof, and shall not be exercisable by Executive at any time subsequent to such Termination for Cause.

10.	REQUIRED REGULATORY PROVISIONS.

(a) The Company may terminate the Executive’s employment at any time, but any termination, other than Termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 9 herein.

(b) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. §1828(k) and any regulations promulgated thereunder.

11.	NOTICE OF TERMINATION.

(a) Any purported termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination!’ shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b) “Date of Termination” shall mean (A) if Executive’s employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that he shall not have returned to the performance of his duties on a full-time basis during such thirty (30) days period), and (B) if his employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c) If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change of Control and voluntary termination by the Executive in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue him as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement. Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

12.	NOTICES.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

Mr. Stephen W. Ensign 6 Pressey Court P.O. Box 64 New London, NH 03257

If to the Company:

New Hampshire Thrift Bancshares, Inc. 9 Main Street, P.O. Box 9 Newport, New Hampshire 03773

Attention: Chairman of the Board

with a copy to:

Thacher Proffitt & Wood 1700 Pennsylvania Avenue, N.W. Suite 800 Washington, D.C. 20006

Attention: Richard A. Schaberg, Esq.

13.	NON-COMPETITION.

(a) Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Company and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company. Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Company or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company. In the event of a breach or threatened breach by the Executive of the provisions of this Section, the Company will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein will be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b) The Executive shall have no right to terminate his employment under this Agreement except as provided in this Agreement. In the event that Executive violates this provision, the Company shall be entitled to enjoin the employment of Executive with any significant competitor, which shall mean any bank, savings bank, co-operative bank or savings and loan association or holding company affiliate thereof having one or more deposit offices in any county where the Lake Sunapee Bank, fsb has a main or branch office for a period of two years from the date of Executive’s termination of his employment hereunder.

14.	SOURCE OF PAYMENTS.

Subject to the provisions of Section 10 hereof, all payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Company.

15.	GUARANTEE.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the amended and restated employment agreement dated as of the even date between the Bank and the Executive, a copy of which is attached hereto as Exhibit A (“Bank Agreement”).

16.	NON-DUPLICATION.

In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to the Executive by such other employer or pursuant to such employer’s employee benefit plans shall be applied to offset the obligations of the Company hereunder, it being intended that the provisions of this Agreement shall set forth the aggregate compensation and benefits payable to the Executive for all services rendered to the Company, the Bank and any other direct or indirect subsidiaries.

17.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company, or any predecessor of the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

18.	NO ATTACHMENT.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Company and their respective successors and assigns.

19.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there by any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

20.	SEVERABILITY.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

21.	HEADINGS FOR REFERENCE ONLY.

The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

22.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Hampshire, unless otherwise specified herein.

23.	PAYMENT OF LEGAL FEES.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, if Executive is successful pursuant to a legal judgment, arbitration or settlement.

24.	INDEMNIFICATION.

The Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgment, court costs and attorneys’ fees and the cost of reasonable settlements.

25.	SUCCESSORS TO THE COMPANY.

The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and their seal to be affixed hereunto by its duly authorized officers and directors, and Executive has signed this Agreement, as of the Effective Date.

ATTEST:	NEW HAMPSHIRE THRIFT BANCSHARES, INC.

/s/ Linda L. Oldham	BY:	/s/ John J. Kiernan
Secretary

WITNESS:

/s/ Linda L. Oldham	/s/ Stephen W. Ensign
Stephen W. Ensign